Exhibit 99.1

Simulations Plus

Integrating Science and Software

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:
Simulations Plus Investor Relations	Hayden IR
Ms. Renée Bouché	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

October 29, 2013

Simulations Plus Announces Another Quarterly Cash Dividend Increase

Cash dividend increased to $0.04 per share

LANCASTER, CA, October 29, 2013 – Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of simulation and modeling software for pharmaceutical discovery and development, today announced that its Board of Directors has decided to distribute an increased cash dividend in November.

In February 2012, the Board declared a planned ongoing dividend of $0.05 per share per quarter and dividends were distributed on March 1, May 8, August 10, and November 13, 2012. In December 2012, the Company declared an accelerated dividend distribution of $0.14 per share, consisting of the planned $0.05 per share dividend for February 2013 plus an additional $0.03 per share for the expected May, August, and November 2013 distributions. The board subsequently increased the May and August 2013 distributions by 50%, from the planned $0.02 to $0.03 per share, and dividends were distributed on May 10, and August 15, 2013. The board has now increased the planned November distribution by 100%, from $0.02 per share to $0.04 per share. This dividend will be distributed on Friday, November 15, 2013, for shareholders of record as of Friday, November 8, 2013.

Ms. Momoko Beran, chief financial officer of Simulations Plus, said: “The board has decided to increase the dividend to shareholders again this quarter as a result of our continued excellent financial performance during fiscal year 2013. Our cash as of today is about $10.9 million, and this dividend distribution will use about $640,000, so cash is expected to remain above $10 million.”

Walt Woltosz, chairman and chief executive officer of Simulations Plus, added, “The Board of Directors has once again demonstrated that it believes in rewarding our loyal shareholders by returning a portion of our excess cash in the form of dividends. Of course, the board always has the discretion of discontinuing or decreasing the dividend in accordance with the cash needs of the business.”

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation and modeling software which is licensed to and used in the conduct of drug research by major pharmaceutical, biotechnology, agrochemical, and food industry companies worldwide. The Company is headquartered in Southern California and trades on the NASDAQ Capital Market under the symbol “SLP.” For more information, visit our Web site at www.simulations-plus.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to identify and close acquisitions on terms favorable to the Company, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the Securities and Exchange Commission.